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                                                               EXHIBIT 99.(c)(5)

                    [SUNSHINE-JR. STORES, INC. LETTERHEAD]


                                January 29, 1993

Mr. H.E. Lambert
E-Z Serve Management Company
2550 North Loop West
Suite 600
Houston, TX 77292


Gentlemen:

        1. E-Z Serve Management Company ("Investor") has requested, or may request in the future, certain information from Sunshine-Jr. Stores, Inc. (the "Company"), regarding the Company's business, operations and financial condition (the "Information") for the sole purpose of determining whether Investor wishes to pursue a transaction involving the Company (a "Transaction"). Investor hereby agrees on behalf of itself and its Representatives (as hereinafter defined), subject to the further provisions hereof, for a period of two years from the date of this letter to treat confidentially all Information the Company furnishes to it or its shareholders, officers, directors, agents, employees or other representatives (including, without limitation, attorneys, accountants, experts, consultants, and financial advisors) (collectively "Representatives").

        2. The term "Information" shall include, without limitation, any and all reports, analyses, compilations, studies and information developed or prepared by the Company, or by or for Investor that include, refer to, reflect or are based (in whole or in part) upon the Information or any information about the Company, but shall not include information, if any, that (a) becomes generally available to the public in a manner other than as a result of a disclosure by Investor or its Representatives; (b) was available to Investor on a non-confidential basis prior to its disclosure to Investor by the Company, or
(c) becomes available to Investor on a non-confidential basis from a source other than the Company if Investor has no reason to believe such source is bound by or subject to a confidentiality agreement with the Company or a confidentiality obligation to the Company.





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Mr. H.E. Lambert
January 29, 1993
Page Two


        3. Investor agrees that the Information supplied by the Company will not be used by Investor or its Representatives directly or indirectly except to evaluate or implement a Transaction, that the Information supplied by the Company shall be kept strictly confidential for the term set forth above by Investor and its Representatives and that the Information shall not be used in any manner that is detrimental or adverse to the Company; provided, however, that (a) any of the Information supplied by the Company may be disclosed to such of Investor's Representatives who need to know the Information for the purpose of evaluating or implementing a Transaction, who shall be informed by Investor of the confidential and proprietary nature of the Information and who agree to be bound by the confidentiality provisions of this letter; and (b) any disclosure of the Information may be made upon the prior written consent of the Company. Investor further agrees to be fully responsible for any breach of any provisions of this letter by its Representatives.

        4. If Investor or anyone to whom Investor transmits the Information pursuant to this letter becomes compelled by applicable law or securities exchange regulation to disclose any of the Information, Investor will provide the Company with prompt notice of such requirement prior to disclosure of the Information so that the Company may seek a protective order or other appropriate remedy or waive a compliance with the provisions of this letter. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this letter, Investor will furnish only that portion of the Information that it is advised by written opinion of legal counsel is required by applicable law or securities exchange regulation, and such disclosure will not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by Investor or by its Representatives that was not permitted by this letter. Additionally, Investor will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded such Information that is disclosed.

        5. Upon the request of the Company, all of the information will immediately be returned to the Company, and no copies shall be retained by Investor or its Representatives; provided, however, that notwithstanding the foregoing, all copies of any information consisting of reports, analyses, compilations, studies or information developed or prepared by or for Investor or its Representatives that include, refer to, reflect or are based upon (in whole or in part) any Information will be promptly destroyed.



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Mr. H.E. Lambert
January 29, 1993
Page Three


        6. Investor agrees not to make or to permit any of its Representatives to make any public disclosure concerning the Company in any respect, including without limitation that it is having or has had discussions with the Company; provided, however that Investor may make such disclosure if it is advised by written opinion of legal counsel that it is required to make such disclosure by applicable law or securities exchange regulation. In such a situation, Investor will at the earliest possible moment advise the Company in writing that it is considering making such disclosure and will disclose only such information as it is advised by written opinion of counsel is required by such law or regulation and only after giving the Company as much advanced notice as possible.

        7. Investor understands that the Company makes no representation or warranty as to the accuracy or completeness of any information furnished by the Company to Investor or its Representatives. Investor agrees the Company shall not have any liability to it or any of its Representatives resulting from the use of the Information by Investor or by them. Solely for the purposes of this paragraph, the term "Information" is deemed to include all information furnished by the Company to Investor or its Representatives, regardless of whether such information is or continues to be subject to the confidentiality provisions hereof

        8. Investor agrees that for a period of two years, Investor shall not directly or indirectly (i) induce or attempt to induce any of the employees of the Company to leave their employment or (ii) attempt to employ any of the employees of the Company.

        9. This letter sets forth the entire understanding and agreement of the parties hereto and supersedes all previous communications, negotiations and agreements, whether oral or written, with respect to the subject matter hereof. The parties hereto further agree that unless and until a definitive written agreement containing mutually satisfactory provisions has been executed and delivered, neither the Company nor Investor has any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this letter or any other written or oral expression with respect to such Transaction, except, in the case of this letter, for the matters specifically agreed to herein.



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Mr. H.E. Lambert
January 29, 1993
Page Four


In that connection, except as specifically stated in this letter, neither party will assert the existence of any contract, agreement, understanding, right, privilege or obligation of any kind with respect to any possible transaction unless and until a definite written agreement is concluded between the parties as described above. For purposes of this paragraph, the term "definitive written agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid by any party hereto.

        10. Investor acknowledges that the Company would not have an adequate remedy at law for money damages if any of the covenants in this letter were not performed in accordance with its terms and therefore agrees that the Company shall be entitled to specific enforcement of such convenants in addition to any other remedy to which it may be entitled, at law or in equity.

        11. This agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts-of-law.

        If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this letter, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,
SUNSHINE-JR. STORES, INC.


                                            Agreed to and Accepted by:
                                            E-Z Serve Management Company

By:  /s/  LENARD J. MILLER                  By:  /s/  H. E. LAMBERT
    ---------------------------------           -------------------------------
          Lenard J. Miller                            H. E. Lambert
           President/CEO

                                            Date: 1/29/93





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                                June 14, 1995



Mr. Ron M. Shouse
Sunshine-Jr. Stores, Inc.
109 West 5th Street
Panama City, Florida 32401


Dear Mr. Shouse:

This letter will serve to amend, effective as of January 29, 1995, the letter agreement dated January 29, 1993, between Sunshine-Jr. Stores, Inc. and E-Z Serve Corporation (as assignee of E-Z Serve Management Company) so as to extend the provisions of such letter agreement until November 30, 1995.

If Sunshine-Jr. Stores, Inc. is in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this letter, which will constitute our agreement with respect to the matters set forth herein.


                                        Very truly yours,

                                        E-Z Serve Corporation

                                        /s/ John T. Miller

                                        John T. Miller
                                        Senior Vice President
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Mr. Ron M. Shouse
June 15, 1995
Page 2




AGREED AND ACCEPTED:

Sunshine-Jr. Stores, Inc.





By: /s/  Ron M. Shouse
    ----------------------------
         Ron M. Shouse
         President